CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Capital Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 71 to Registration Statement No. 2-33566 on Form N-1A of our report dated February 27, 2009, relating to the financial statements and financial highlights of Seligman Capital Fund, Inc., appearing in the Annual Report on Form N-CSR of Seligman Capital Fund, Inc. for the year ended December 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Financial Statements" and "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
July 29, 2009